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                                                                    EXHIBIT 8.2

                [MCGUIRE, WOODS, BATTLE & BOOTHE LLP LETTERHEAD]


                                 July 23, 1999

Doughtie's Foods, Inc.
2410 Wesley Street
Portsmouth, Virginia  23707

Ladies and Gentlemen:

         We have acted as counsel to Doughtie's Foods, Inc., a Virginia corporation ("DFI"), in connection with the merger (the "Merger") of DFI with and into SYSCO Food Services of Eastern Virginia, Inc., a Delaware corporation ("Merger Sub") that is wholly-owned by SYSCO Corporation, a Delaware corporation ("SYSCO"). The Merger is pursuant to the Agreement and Plan of Merger dated as of May 5, 1999 (the "Merger Agreement") among SYSCO, Merger Sub, and DFI. In accordance with Section 6.01(g) of the Merger Agreement, we are rendering our opinion regarding certain federal income tax consequences of the Merger. Except as otherwise noted, capitalized terms contained herein shall have the same meaning given to such terms in the Registration Statement, as such term is defined below.

         For purposes of the opinion set forth below, we have reviewed and relied upon: (1) the Merger Agreement; (2) the Proxy Statement/Prospectus filed by DFI with the Securities and Exchange Commission (the"SEC") on May 28, 1999, as amended (the "Proxy Statement"); (3) the Registration Statement on Form S-4, Registration No. 333-_____, as filed by SYSCO with the SEC on July 23, 1999, in which the final Proxy Statement is included as a part with all amendments and exhibits thereto (the "Registration Statement"); and (4) such other documents, records and instruments as we have deemed necessary or appropriate. In addition, in rendering our opinion, we have assumed that we will receive certain statements, representations and warranties to be made by SYSCO, Merger Sub, and DFI (the "Certificates") which are customarily given in connection with the tax opinions set forth herein and which we deem necessary or appropriate for purposes of this opinion. We have also assumed that the Certificates will be true, correct and complete, and that no actions that are inconsistent with the statements, representations and warranties contained therein either have been or will be

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Doughtie's Foods, Inc.
July 23, 1999
Page 2


taken. We also have assumed that all representations made "to the best knowledge of" any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and (ii) each of SYSCO, Merger Sub and DFI will report the Merger on their respective federal income tax returns in a manner consistent with the opinions set forth herein and otherwise comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated thereunder. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger.

         Based upon the statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that, (i) the information set forth in the Registration Statement under the caption, "Material Federal Income Tax Consequences," is an accurate summary of the material federal income tax consequences of the Merger, (ii) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and SYSCO and DFI will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by SYSCO or DFI as a result of the Merger; (iv) no gain or loss will be recognized by the stockholders of DFI upon the exchange of their shares of DFI Common Stock for shares of SYSCO Common Stock pursuant to the Merger, except with respect to any cash, if any, received in the Merger; (v) the aggregate tax basis of the shares of SYSCO Common Stock received solely in exchange for shares of DFI Common Stock pursuant to the Merger (including fractional shares of SYSCO Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of DFI Common Stock exchanged therefor increased by any gain recognized and decreased by any cash received; and (vi) the holding period for shares of SYSCO Common Stock received in exchange for shares of DFI Common Stock pursuant to the Merger will include the holding period of the shares of DFI Common Stock exchanged therefor, provided such shares of DFI Common Stock were held as capital assets by the stockholder at the Effective Time.

         We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein. No opinion is expressed as to the tax consequences of the transaction under any foreign state or local tax law.

         Our opinion is based on current provisions of the Code, and Treasury Regulations promulgated thereunder, pertinent judicial authority published pronouncements of the Internal Revenue Service, any of which may be changed at any time with retroactive


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Doughtie's Foods, Inc.
July 23, 1999
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effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, including those contained in the Merger Agreement, the Proxy Statement, the Registration Statement, and the Certificates, whether as of the date hereof or at any time from the date hereof through and including the Effective Time, may affect the continuing validity of the opinions set forth herein.

         This opinion is rendered only to you, for your use in connection with the transactions set forth in the Merger Agreement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the heading "Material Federal Income Tax Consequences" in the Proxy Statement which forms a part of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.


                                       Very truly yours,

                                       /s/  McGuire, Woods, Battle & Boothe LLP

                                            McGuire, Woods, Battle & Boothe LLP